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                                  EXHIBIT 16
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[LOGO] E-SYSTEMS

                       NOTICE CONCERNING ANNUAL MEETING
                                OF STOCKHOLDERS
                                      OF

                                E-SYSTEMS, INC.

                                                April 12, 1995

To Our Stockholders:

        On March 24, 1995, a Notice of Meeting, Proxy Statement and Proxy was mailed to all stockholders of record on March 3, 1995 in connection with the Company's Annual Meeting of Stockholders to be held on April 26, 1995.

        On April 3, 1995, a subsidiary of Raytheon Company, pursuant to the terms of a Merger Agreement with E-Systems dated April 2, 1995, commenced a tender offer to purchase all of the outstanding common stock of the Company at a cash price of $64.00 per share. The offer, as set forth in more detail in the Solicitation/Recommendation Statement of Schedule 14D-9 mailed to you last week, has been approved and recommended by the Board of Directors of E-Systems. In view of the offer's scheduled expiration date of April 28, 1995, the Board of Directors of E-Systems has determined to postpone the Annual Meeting until further notice. Accordingly, it will not be necessary to return your voted Proxy at this time.

                                                E-SYSTEMS, INC.



                                                Michael C. Eberhardt
                                                    Secretary